Exhibit 10.5
SEPARATION AGREEMENT AND GENERAL RELEASE
Century Aluminum Company, a Delaware corporation (the “Company”), and William J. Leatherberry (“Executive”) have entered into this Separation Agreement and General Release (this “Separation Agreement”) this 1st day of February, 2013, which is the date of the last signature hereto. In consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.Resignations; Termination of Employment. Effective February 1, 2013 (the “Transition Date”), Executive has resigned his position as Executive Vice President, Chief Legal Officer, General Counsel and Secretary of the Company, as well as all other positions that Executive may hold as an officer and/or director of any of the Company's subsidiaries or affiliates or as a fiduciary of any benefit plans of the Company and its subsidiaries, after which Executive shall be employed by the Company solely as a non-executive employee. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions. Executive and the Company agree that on June 21, 2013, or such earlier date as mutually agreed by the Company and the Executive (the “Termination Date”), Executive shall no longer be employed by the Company.

2.Transition Period.
(a)Executive and the Company agree that Executive shall remain employed by the Company on a full-time basis as a non-executive employee from and after the Transition Date and until the Termination Date (the “Transition Period”), subject to the terms and conditions of this Separation Agreement.
(b)During the Transition Period, Executive will assume the position of Advisor to the President and Chief Executive Officer of the Company. In this position, Executive will render those services reasonably requested by the Company's President and Chief Executive Officer on an as-needed basis during normal business hours. During the Transition Period, Executive shall continue to work at the Company's offices in Monterey, California. During the period February 1, 2013 through April 7, 2013, excluding the periods March 13 through March 15 and March 17 through March 22 or such other comparable periods after March 1, 2013 (other than the week of April 1 through April 5) determined by the Company (the “Sabbatical Period”), Executive shall be on sabbatical and shall not be required to be available on an as-needed basis during normal business hours, but will be available to the Company on an occasional basis and upon reasonable notice to answer questions related to the business and legal matters of the Company.
In return for Executive's execution and nonrevocation of and compliance with this Separation Agreement as well as all material Company policies as of February 1, 2013 and binding on Executive, during the Transition Period (i) Executive shall be entitled to continue to receive a base salary at a rate equal to his current base salary rate of $383,500, payable in accordance with the Company's regular payroll practices, but shall not be entitled to any bonus or other incentive compensation with respect to the Transition Period, and (ii) Executive (and his eligible beneficiaries) shall be entitled to continue to participate in all retirement, medical, dental, life insurance and other employee welfare plans in which he (and/or his eligible beneficiaries) currently participates, all to the extent Executive remains eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time. Executive and the Company acknowledge and agree that as of the Transition Date, Executive has accrued but unused paid time off (including vacation time) of two (2) days and that Executive shall use the Sabbatical Period to exhaust all of his accrued paid time off and any additional paid time off that Executive accrues during the Transition Period (provided that Executive will be allowed to take additional vacation days for any additional paid time off that Executive accrues after April 7, 2013, but any additional vacation days not utilized will nevertheless be deemed to be exhausted by the Sabbatical Period). Executive is not expected to perform services on days when he is utilizing paid time off. The Company and Executive shall take all reasonable efforts during the Transition Period to ensure that Executive's employment during the Transition Period, and the rendering of services by Executive during the Transition Period are sufficient to not cause a “separation of service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder.

3.Payments and Other Consideration. If Executive executes and does not revoke this Separation Agreement during the revocation period described in Section 20 hereof and, except with respect to amounts due or paid earlier, if Executive re-signs this Separation Agreement on or about the Termination Date (or such earlier date as Executive's employment shall have terminated) and does not revoke this Separation Agreement during the revocation period described in Section 20 hereof, in lieu of any other rights, entitlements or benefits he may have had under the SPA (as hereinafter defined) or the Employment Agreement (as hereinafter defined) Executive will be entitled to the following payments and benefits, subject to compliance by Executive with the terms and conditions of this Separation Agreement, including without limitation, the terms and conditions set forth in Section 6 hereof, but excepting Section 2 hereof. Executive acknowledges and agrees that under the terms of this Separation Agreement, he is receiving consideration other than that which he would otherwise be entitled and which, but for the mutual covenants set forth in this Separation Agreement, the Company would not otherwise be obligated to provide:

(a)On the Termination Date, the Company will pay Executive a cash lump sum equal to all earned but unpaid salary earned by Executive through the Termination Date. Notwithstanding the immediately preceding paragraph of this Section 3, Executive shall be entitled to receive all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by Executive through the Transition Date (or the Termination Date, as the case may be) if Executive does not sign or revokes this Separation Agreement during the applicable revocation period described in Section 20 hereof. In addition, the Company will reimburse Executive for all business expenses incurred on behalf of the Company through the Termination Date (or Transition Date, as the case may be), in accordance with the Company's policies with respect to the reimbursement of expenses;

(b)$748,000 (an amount equal to two hundred percent (200%) of the Highest Base Salary, as defined in the SPA), payable on the first business day after the expiration of six (6) months from the Termination Date or, if earlier, the date of Executive's death (such first business day or date of death, the “Delayed Payment Date”);

(c)$554,400 (an amount equal to two hundred percent (200%) of the Highest Annual Bonus, as defined in the SPA), payable on the Delayed Payment Date;

(d)$277,200 (an amount equal to Executive's anticipated 2012 bonus under the Century Aluminum Company Annual Incentive Bonus Plan (the “AIP”)), payable on the earlier to occur of (A) the date on which the Company makes bonus payouts under the AIP to its senior executives in respect of the 2012 calendar year or (B) the Delayed Payment Date;

(e)The Company shall provide continuation of insurance for a period of 24 months after the Termination Date in accordance with Section 3.1(c)(iii) of the SPA, subject to Executive's timely election of applicable COBRA group health continuation coverage with respect to medical and dental benefits and conditioned on the Executive's pre-payment to the Company of the full COBRA premiums for such coverage through the Delayed Payment Date, which payment will be reimbursed by the Company on the Delayed

Payment Date; provided, however, should the preceding be prevented due to any change in the applicable law after the date of the Separation Agreement, the last paragraph of Section 3.1(c)(iii) of the SPA shall govern;

(f)Settlement and delivery of 8,521 shares of Company Common Stock, representing settlement of Executive's previously vested 2011-2013 Performance Share Units, to be settled on the Delayed Payment Date;
(g)A payout of $135,000 for Executive's previously vested 2010-2012 Performance Units, payable on the earlier to occur of (A) the date on which the Company makes payouts of other vested 2010-2012 Performance Units or (B) the Delayed Payment Date;

(h)A payout of $140,250 for Executive's previously vested 2011-2013 Performance Units, payable on the Delayed Payment Date;

(i)A payout of $95,875 representing a pro rated settlement of Executive's anticipated 2012-2014 long-term incentive award, payable on the Delayed Payment Date;

(j)A lump sum pension benefit calculated in the manner provided in Section 3.1(c)(iv) of the SPA, with the calculation made based on the Termination Date being the “Termination Date” referred to in such Section 3.1(c)(iv) and using the actuarial assumptions specified in such Section 3.1(c)(iv), it being acknowledged that assuming a Termination Date of June 21, 2013 and current actuarial assumptions, such lump sum pension benefit would be $170,372; such lump sum pension benefit shall be payable on the Delayed Payment Date;

(k)Executive shall continue to be entitled with respect to any accrued and vested benefits under any tax-qualified retirement plans or the Century Aluminum Company Amended and Restated Supplemental Retirement Income Benefit Plan, as amended by Amendment No. 1 dated February 22, 2010 (the “SRIB Plan”), and the Company acknowledges and agrees that Executive's compensation under such plans shall include the one-time $120,000 bonus awarded to Executive in March 2011. Notwithstanding the first paragraph of this Section 3, Executive shall be entitled to such benefits if Executive does not sign or re-sign or revokes this Separation Agreement during the applicable revocation period described in Section 20 hereof;

(l)Options to purchase an aggregate of 25,288 shares of the Company's common stock that are held by Executive under the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan (the “Stock Plan”), and the related award agreements issued to Executive thereunder, as set forth on Schedule A to this Separation Agreement (each, an “Option”), will remain outstanding and exercisable until the tenth anniversary of the date of grant of such Option, unless earlier exercised or settled pursuant to the terms of the Stock Plan and the award agreements issued with respect to the Option. Notwithstanding the first paragraph of this Section 3, Executive shall be entitled to such benefits if Executive does not sign or re-sign or revokes this Separation Agreement during the applicable revocation period described in Section 20 hereof; and
(m)On the Transition Date, the Company will reimburse Executive for $57,000 of legal fees and expenses incurred by Executive in connection with the drafting, negotiation and execution of this Separation Agreement.

4.General Release of Claims; No Admission.

(a)    In consideration for the payments and benefits set forth in Sections 2 and 3 above, Executive on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, does hereby forever release, remise and discharge the Company and its subsidiaries and affiliates, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions, causes of action, fees and liabilities of any kind or description whatsoever, known or unknown, suspected or unsuspected, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Separation Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive's employment by the Company and its subsidiaries and affiliates, (B) Executive's service as an officer or key employee, as the case may be, of the Company and its subsidiaries and affiliates, (C) any transaction prior to the date upon which Executive signs this Separation Agreement and all effects, consequences, losses and damages relating thereto, (D) the services provided by Executive to the Company and its subsidiaries and affiliates, (E) Executive's Employment Agreement with the Company, dated December 30, 2009 (the “Employment Agreement”), (F) Executive's Second Amended and Restated Severance Protection Agreement with the Company, dated as of June 2, 2011 (the “SPA”), (G) the Stock Plan, the Century Aluminum Company Long-Term Incentive Plan (“LTIP”) and the Century Aluminum Long-Term Transformational Incentive Plan (“LTTIP”), and any award agreements issued to Executive under the Stock Plan, the LTIP or the LTTIP, including but not limited to award agreements issued with respect to Time-Vested Performance Share Units, Performance Units and LTTIP Awards, (H) the AIP, and any other cash incentive award, stock option, restricted stock, performance award, performance award unit or other equity or equity-based award granted, or promised to be granted, by the Company to Executive or (I) Executive's termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Workers' Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The California Fair Employment and Housing Act; the California Labor Code; California Industrial Welfare Commission Wage Orders; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)    Notwithstanding the foregoing, nothing in this Separation Agreement shall release or waive any rights or claims Executive may have: (i) under this Separation Agreement; (ii) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company's charter or bylaws; (iii) under any applicable insurance coverage(s); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans or the SRIB Plan; (v) relating to Executive's rights with respect to Options as set forth in Section 3(l); or (vi) for unemployment or state disability insurance benefits or participation in group benefit plans under COBRA. In addition, nothing in this Separation Agreement shall preclude Executive from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or the equivalent state agency or otherwise complying with any legal requirements. However, while Executive may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission or the equivalent state agency, by signing this Separation Agreement, Executive waives any right to bring a lawsuit against the Company or any of the Releasees and waives any right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission or equivalent state agency.

(c)    In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Executive expressly acknowledges that this Separation Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive's favor at the time Executive signed this Separation Agreement and this Separation Agreement contemplates the extinguishment of all such claims.

(d)In consideration of the covenants contained herein, the Company (for itself and on behalf of its affiliates, subsidiaries, parents, divisions, and, to the extent permitted by law, the current, future and former employees, officers, directors, stockholders, partners, joint venturers, consultants, insurers, trustees and agents thereof, and their respective successors and assigns (in each case, solely in connection with their affiliation with the Company)), knowingly and voluntarily releases and forever discharges Executive and his spouse, heirs, administrators, children, representatives, executors, successors and assigns (collectively, the “Released Group”) from any and all claims, claims for relief, actions, causes of action, demands, fees and liabilities of any kind or description whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to Executive's service or separation from service (including, but not limited to, Executive's service as an employee, officer, director and/or manager), or otherwise based upon acts or events that occurred on or before the date on which the Company executes this Separation Agreement, that the Company now has, has had, or may hereafter have against the Released Group, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity; provided that nothing herein will be deemed to release or discharge any member of the Released Group from any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to: (i) services performed by the Executive during the Transition Period, (ii) the enforcement of the Company's rights hereunder; (iii) any rights or claims which arise during the Transition Period; (iv) Employee's illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful gross misconduct; or (v) any claims, causes of action, demands, fees or liabilities of any kind whatsoever which cannot be waived by law. Company represents and warrants that it has no actual knowledge of any illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful gross misconduct by Employee.

(e)In addition, Company expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of each and all of the Released Group, the Company expressly acknowledges that this Separation Agreement is intended to include and does include in its effect, without limitation, all claims which Company does not know or suspect to exist in the Company's favor at the time the Company signed this Separation Agreement and this Separation Agreement contemplates the extinguishment of all such claims.
5.Affirmations.

(a)    Executive affirms that he has not filed or caused to be filed, and is not presently a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

(b)    Executive represents that Executive has not assigned or otherwise transferred any interest in any claim that is the subject of this Separation Agreement.

6.Restrictive Covenants.

(a)Confidentiality. Executive will not, at any time, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of the Company, any Confidential Information (as defined below) owned or used by the Company or any of its subsidiaries or affiliates that may be communicated to, acquired by or learned of by Executive in the course of, or as a result of, Executive's employment with the Company or any of its subsidiaries or affiliates. All Confidential Information relating to the business of the Company or any of its subsidiaries or affiliates which Executive shall use or prepare or come into contact with shall become and remain the sole property of the Company or its subsidiaries or affiliates. “Confidential Information” means information not generally known about the Company and its subsidiaries, affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists. Executive may disclose Confidential Information to the extent it (i) becomes part of the public domain other than as a result of Executive's breach hereof, (ii) is required to be disclosed by applicable law or by order of any court of competent jurisdiction, or (iii) is disclosed exclusively and to the extent relevant in a legal proceeding brought under Section 9 of this Separation Agreement. If Executive is required by applicable law or regulation to or by legal process to disclose any Confidential Information, Executive will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

(b)Non-Disparagement. Neither party will, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the other party, any of its subsidiaries or affiliates, or any of their respective officers, directors, employees, successors, business services or products; provided that nothing herein shall restrict either party from making statements in good faith that are required by applicable law or by order of any court of competent jurisdiction. The parties agree that the public announcement of the circumstances surrounding this Separation Agreement shall be limited to the Form 8-K Securities and Exchange Commission filing for the Company that the parties have jointly prepared.

(c)Covenant Not to Solicit. During the Transition Period and for a period of two (2) years following the Termination Date, Executive shall not (i) solicit any employees of the Company to leave the Company's employ to work for any company with which Executive is or expects to be employed or (ii) employ any employee who is employed by the Company. For the avoidance of doubt, nothing in this Section 6(c) shall prohibit Executive or any company employing Executive from (A) conducting general solicitations not directly targeting employees of the Company or (B) employing any employees who respond to such general solicitations.

(d)Cooperation. Executive, both before and after the Termination Date and until December 2015, will cooperate, without additional compensation, in all reasonable respects with the Company and its subsidiaries and affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its subsidiaries or affiliates, to the extent the Company reasonably deems Executive's cooperation necessary. Executive's cooperation, taking into account Executive's personal and professional obligations including those to any new employer or entity to which he may provide his services in the future, shall include, but not be limited to, being reasonably available to meet and speak with officers of the Company or its attorneys at reasonable times and locations. Executive further agrees that he will not knowingly communicate with counsel for a party or with a party adverse to the Company relating to a matter to which he is required to cooperate pursuant to this Section 6(d) or provide such counsel or party with assistance in any manner in the conduct of an action by or against the Company, except as required by law. Providing of testimony pursuant to lawful process is not a communication barred by this Section 6(d). Executive shall be fully reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of cooperation requested by the Company, including business class air travel for any requested attendance outside of the United States.

7.Return of Personal Property. Executive promises to return to the Company no later than the Termination Date all items of Company property in Executive's possession or control, including any items containing Confidential Information and any tangible property including all laptops, computers, PDAs, Blackberries, Smartphones, credit cards, entry cards, identification badges and keys; provided however, that Executive shall be entitled to keep his laptop and iPad devices, subject to the Company removing any Confidential Information.
8.Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Separation Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:
To the Company:
Century Aluminum Company
2511 Garden Road - Building A, Suite 200
Monterey, CA 93940
Attention: General Counsel
Facsimile: 831-642-9328

To Executive:
At the address contained in the Company's personnel records provided that Executive may change his address at any time by giving the Company notice of such change in accordance with the notice provision of this Separation Agreement.

9.Governing Law; Arbitration. This Separation Agreement shall be governed by and construed and enforced according to the laws of the State of Delaware, without regard to conflicts of laws principles thereof, unless preempted by federal law. Subject to the arbitration provisions in the following paragraph, the parties agree that the state and federal courts located in the State of California shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Separation Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.
Any claims arising under or related to the Separation Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”) or such other rules as to which the parties may agree. The arbitration shall take place in San Francisco, California, and such arbitration proceedings shall be initiated within 30 days following service of notice of such dispute by one party on the other. The arbitration shall be conducted before a single arbitrator selected jointly by the Company and Executive. If the parties cannot agree, after good faith discussions, on the choice of that arbitrator within 10 days of filing of the arbitration, the arbitrator shall be selected in accordance with AAA rules for arbitrator selection. The arbitrator shall have no authority to order a modification or amendment of the Separation Agreement.
The Company shall be responsible to advance reasonable attorneys' fees and related expenses (including the costs of arbitration, experts, evidence and counsel) incurred by Executive as they become due as a result of Executive seeking to enforce a default by the Company under this Separation Agreement or as a result of Executive defending any action brought by the Company under this Separation Agreement; provided, however, that the parties agree the arbitrator shall have discretion to award reasonable attorneys' fees and related expenses to the prevailing party, including but not limited to a return to the Company of any amounts advanced to Executive pursuant to this Section, provided, further that the Company shall pay the cost of any arbitration proceedings under this Separation Agreement if Executive prevails in such arbitration on at least one substantive issue and shall pay all reasonable attorneys' fees and related expenses incurred by Executive in defending any action brought by the Company under this Separation Agreement if Executive prevails in such arbitration on at least one substantive issue.
Except as provided below, Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising under the Separation Agreement. The parties expressly waive the right to a jury trial, and agree that the arbitrator's award shall be final and binding on both parties, and shall not be appealable and may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party's property as a basis of judgment and of the issuance of execution for its collection. The Company and Executive agree that the sole dispute that is excepted from this paragraph is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Section 6 of this Separation Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with the first paragraph of this Section 9.

10.Nonadmission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind, or any obligation by the Company to make any payments referenced herein.

11.Amendment; Waiver. This Separation Agreement may not be modified, altered or changed except upon express written consent of both of the parties. The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Separation Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

12.Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Separation Agreement, except as otherwise provided in this Separation Agreement.

13.Severability. The parties agree that if any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Separation Agreement.

14.Withholding for Taxes. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any applicable law or government regulation or ruling.

15.Binding Effect; Assignment. This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including, without limitation, any successor to the Company. The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein. This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

16.Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.Section 409A.

(a)To the extent applicable, amounts and other benefits payable under this Separation Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A, including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.

(b)To the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A. This Separation Agreement shall be administered and interpreted in a manner consistent with this intent.
(c)Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his separation from service and therefore to the extent necessary to comply with Section 409A, amounts payable to Executive hereunder are to be paid or made available on the earlier of (a) the first business day after the expiration of six (6) months from the date of Executive's separation from service and (b) Executive's death.
(d)For purposes of Section 409A, any payments or benefits provided under this Separation Agreement shall be separate payments and not one of a series of payments. Additionally, the following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company neither represents nor warrants the tax treatment under any federal, state, local or foreign laws or regulations thereunder (collectively, the “Tax Laws”) of any payments or benefits provided by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

18.Captions; Drafter Protection. This Separation Agreement's headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Separation Agreement.

19.Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive's right to consult with an attorney of Executive's own choosing prior to executing this Separation Agreement, and Executive has so consulted an attorney, (b) Executive has carefully read and fully understands all of the provisions of this Separation Agreement, (c) Executive is entering into this Separation Agreement, including the releases set forth in Section 4, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would be entitled to some but not all the benefits described in Sections 2 and 3 in the absence of this Separation Agreement.

20.Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Separation Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. In the event the Executive elects to sign this Separation Agreement prior to the end of the twenty-one (21) calendar day period, Executive agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. Executive will have seven (7) calendar days from the date on which Executive signs this Separation Agreement to revoke Executive's consent to the terms of this Separation Agreement and seven (7) calendar days from the date on which Executive re-signs this Separation Agreement to revoke Executive's consent to his reaffirmation that the releases and waivers encompass all conduct during the Transition Period. Such revocation must be in writing and sent via by hand delivery or facsimile to Century Aluminum Company, 2511 Garden Road - Building A, Suite 200, Monterey, CA 93940, Attention: General Counsel, Fax: 831-642-9328. Notice of such revocation must be received within the seven (7) calendar day periods referenced above. In the event of such revocation by Executive, Executive will not have any rights under Section 2 and/or Section 3 of this

Separation Agreement, provided further that in the event Executive revokes this Separation Agreement within seven (7) calendar days from the date on which Executive first signs this Separation Agreement, this Separation Agreement will not become effective.
[Signature page follows}

IN WITNESS WHEREOF, the parties have executed this Separation Agreement in Monterey County, California, on the respective dates set forth below.

COMPANY:

CENTURY ALUMINUM COMPANY

Dated: February 1, 2013	By:	/s/ MICHAEL A. BLESS
	Name:	Michael A. Bless
	Title:	President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

EXECUTIVE:

Dated: February 1, 2013		/s/ WILLIAM J. LEATHERBERRY
William J. Leatherberry, an individual

BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE (SECOND SIGNING), THE UNDERSIGNED AGREES THAT THE GENERAL RELEASE OF CLAIMS IN SECTION 4 HEREOF (SUBJECT, HOWEVER, TO THE EXPRESS EXCEPTIONS INCLUDED THEREIN) ENCOMPASSES ALL CONDUCT DURING THE TRANSITION PERIOD AND THE COMPLETION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY.

EXECUTIVE:

William J. Leatherberry, an individual

Dated: _____________ __, 2013

Schedule A

Options (NQ)
Grant Name	Exercise Price	Options Granted	Options Available For Exercise	Expire/Cancel Date
			Number of Options
2/22/2008 NQSO 1996 Plan 64.3900	$64.39 USD	5,000	5,000	22-Feb-2018
5/4/2009 NQSO 1996 Plan 6.5500	$6.55 USD	20,288	20,288	04-May-2019
		25,288	25,288